PRICING SUPPLEMENT NO.  47  DATED                     Filed Pursuant to
JULY 17, 1997 TO PROSPECTUS DATED                     Rule 424(b)(5)
MARCH 17, 1997, AS SUPPLEMENTED BY                    File No. 333-16793
PROSPECTUS SUPPLEMENTS DATED
MARCH 27, 1997

                          CMS ENERGY CORPORATION

    General Term Notes (servicemark of J.W. Korth & Company), Series C
                Due 9 Months to 25 Years from date of issue

       Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated March 17, 1997, as supplemented by the Prospectus Supplements dated March 27, 1997.

Aggregate Principal Amount:            $3,868,000.00
Original Issue Date (Settlement Date)  July 22, 1997
Stated Maturity Date:                  July 15, 2002
Issue Price to Public:                 100.00% of Principal Amount
Interest Rate:                         7.375% Per Annum
Interest Payment Dates:                August 15 and monthly thereafter
                                       Commencing August 15, 1997
Survivor's Option:                     [ X ] Yes    [   ] No
Optional Redemption:                   [ X ] Yes    [   ] No
Initial Redemption Date:               July 15, 1999
Redemption Price:                      100%

       Agent                           Principal Amount of Notes
                                         Solicited by Each Agent

Prudential Securities Incorporated     $  757,000.00
First of Michigan Corporation          $1,109,000.00
Roney & Co.                            $  850,000.00
J.W. Korth & Company                   $1,152,000.00
       Total                           $3,868,000.00


                                         Per Note
                                       Sold by Agents
                                        To Public         Total

Issue Price:                           $    1,000.00    $3,868,000.00
Agent's Discount or Commission:        $        6.00    $   23,208.00
Maximum Dealer's Discount or
  Selling Concession:                  $       12.50    $   48,350.00
Proceeds to the Company:               $      981.50    $3,796,442.00

CUSIP Number:   12589QSZ0